UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event
  reported: February 15, 2012

AMR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8400	75-1825172
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4333 Amon Carter Blvd.	Fort Worth, Texas	76155
(Address of principal executive offices)		(Zip code)

(817) 963-1234
(Registrant's telephone number)

   (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations
AMR Corporation (the Company) is furnishing herewith a press release issued on February 15, 2012 by the Company as Exhibit 99.1, which is included herein.  This press release was issued to report the Company’s fourth quarter and fiscal year 2011 results.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

	Exhibit 99.1	Press Release of the Company dated February 15, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMR CORPORATION

/s/ Kenneth W. Wimberly
Kenneth W. Wimberly
Corporate Secretary

Dated:  February 15, 2012

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release of the Company dated February 15, 2012

CONTACT:                                                                   Sean Collins
Corporate Communications
Fort Worth, Texas
817-967-1577
mediarelations@aa.com

FOR RELEASE: Wednesday, Feb. 15, 2012

AMR CORPORATION FILES ANNUAL REPORT ON FORM 10K;
SUMMARIZES FOURTH QUARTER AND FISCAL YEAR 2011 RESULTS

FORT WORTH, Texas – AMR Corporation, the parent company of American Airlines, Inc., today filed its annual report on Form 10-K with the U.S. Securities and Exchange Commission.  The report summarizes AMR’s business and financial results for 2011 on a consolidated basis and is available in the Investor Relations section of AA.com.

Fourth Quarter 2011 Results
AMR recorded a consolidated net loss of $1.1 billion for the fourth quarter of 2011 compared to a consolidated net loss of $97 million in the fourth quarter of 2010. The fourth quarter 2011 results include:
•	$886 million in non-cash special charges and reorganization items.

•
Of that amount, $768 million is related to special items, which includes a $725 million non-cash charge resulting from the impairment of certain aircraft and gates and a $43 million unfavorable adjustment to revenue, as a result of changes in assumptions related to the recognition of AAdvantage® revenue.

•	The Company recognized $118 million in reorganization items, primarily due to the rejection of 24 leased aircraft: 20 MD-80s and 4 Fokker 100s; as well as professional fees.

Excluding these items, the loss in the fourth quarter of 2011 was $209 million, which compares to a loss, excluding special items, of $69 million in the same period of 2010.

Fourth Quarter Financial and Operational Performance
AMR recorded fourth quarter 2011 consolidated revenues of approximately $6.0 billion, an increase of 7.4 percent year-over-year.
•	American’s mainline passenger revenue per available seat mile (unit revenue) increased by 8.9 percent in fourth quarter 2011 compared to fourth quarter 2010.

•	Mainline capacity, or total available seat miles, in fourth quarter 2011 decreased by 1.9 percent compared to the same period in 2010.

•	American’s mainline load factor – or the percentage of total seats filled – was 82.1 percent during fourth quarter 2011, compared to 81.6 percent in fourth quarter 2010.

Taking into account the impact of fuel hedging, AMR paid approximately $3.01 per gallon for jet fuel in the fourth quarter of 2011 versus approximately $2.42 per gallon in fourth quarter 2010, a 24.5 percent increase. As a result, the Company paid $394 million more for fuel in fourth quarter 2011 than it would have paid at prevailing prices from the prior-year period.

Fiscal Year 2011 Results
For fiscal 2011, AMR recorded a consolidated net loss of approximately $2.0 billion, which compares to a consolidated net loss of $471 million for fiscal 2010.
Fiscal Year 2011 results include:
•	$917 million in non-cash special charges and reorganization items.

•
Of that amount, $799 million is related to special items, which includes a $725 million non-cash charge resulting from the impairment of certain aircraft and gates, $31 million of non-recurring non-cash charges related to certain sale/leaseback transactions, and a $43 million unfavorable adjustment to revenue, as a result of changes in assumptions related to the recognition of AAdvantage revenue.

•	The Company also recognized $118 million in reorganization items, primarily due to the rejection of 24 leased aircraft: 20 MD-80s and 4 Fokker 100s; as well as professional fees.

Excluding the items described above, the Company’s consolidated net loss was approximately $1.1 billion in 2011, versus a consolidated net loss of $389 million excluding special items in 2010.

For fiscal year 2011, including the impact of fuel hedging, AMR paid an average of $3.01 per gallon for jet fuel compared to an average of $2.32 in 2010, a 30.1 percent increase. As a result, the Company paid nearly $2.0 billion more for jet fuel in full-year 2011 than it would have paid at prevailing prices in the prior full-year period.

About American Airlines
American Airlines, American Eagle and the AmericanConnection® carrier serve 260 airports in more than 50 countries and territories with, on average, more than 3,300 daily flights. The combined network fleet numbers more than 900 aircraft. American’s award-winning website, AA.com®, provides users with easy access to check and book fares, plus personalized news, information and travel offers. American Airlines is a founding member of the oneworld® alliance, which brings together some of the best and biggest names in the airline business, enabling them to offer their customers more services and benefits than any airline can provide on its own. Together, its members and members-elect serve more than 900 destinations with more than 10,000 daily flights to 149 countries and territories. American Airlines, Inc. and American Eagle Airlines, Inc. are subsidiaries of AMR Corporation. AmericanAirlines, American Eagle, AmericanConnection, AA.com, and AAdvantage are trademarks of American Airlines, Inc. AMR Corporation common stock trades under the symbol “AAMRQ” on the OTCQB marketplace, operated by the OTC Markets Group.

AMR Corporation and certain of its United States-based subsidiaries, including American Airlines, Inc. and AMR Eagle Holding Corporation, filed voluntary petitions on Nov. 29 for Chapter 11 reorganization in the U.S. Bankruptcy Court for the Southern District of New York. More information about the Chapter 11 filing is available on the Internet at http://aa.com/restructuring.

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Current AMR Corp. news releases can be accessed at http://www.aa.com